As filed with the Securities and Exchange Commission on March 17, 2006	Reg. No. 333-131786

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Infinium Labs, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	65-1048794
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification No.)

800 Fifth Avenue, Suite 4100
Seattle, WA 98104
(Address of principal executive offices and Zip Code)

(206) 370-4758
Registrant's telephone number, including area code

2006 EMPLOYEE STOCK COMPENSATION PLAN - A
(full title of plan)

Greg Koler, CEO and Interim CFO
Infinium Labs, Inc.
800 Fifth Avenue, Suite 4100
Seattle, WA 98104
(206) 370-4758
(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Proposed maximum Amount to be Registered		Proposed maximum offering price per share(2)	Aggregate offering Price	Amount of Registration fee

Common Stock ($.0001 par value)	30,000,000	(1)	$0.024	$720,000	$77.04
__________________
(1)	Shares underlying the 2006 Employee Stock Compensation Plan-A.

(2)
Computed pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the closing bid and asked prices on the over the counter bulletin board on March 10, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

This Registration Statement is being filed in order to register the offer and sale by the Registrant of up to 30,000,000 shares of its common stock, $0.0001 par value per share, under the Registrant’s 2006 Employee Stock Compensation Plan-A.

The information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b) under the Securities Act of 1933, as amended. Such documents are not being filed with the Securities and Exchange Commission (“SEC”), but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The prospectus being filed with this Registration Statement has been prepared in accordance with the requirements of General Instruction C to Form S-8 and Part I of Form S-3, and may be used for reoffers and resales of shares of common stock that may be acquired in the future under the 2006 Employee Stock Compensation Plan-A by the persons named in the prospectus, each of whom may be deemed an “affiliate” of the Registrant.

Parts I and II of this Registration Statement immediately follow the prospectus below.

Prospectus

Infinium Labs, Inc.

_____________ Shares of Common Stock

This prospectus relates to up to _________ shares of common stock of Infinium Labs, Inc. that may from time to time be offered and sold by one or more of the selling stockholders identified in this prospectus or in a supplement to this prospectus. All of these shares are authorized and unissued shares of our common stock that may be acquired from time to time by the selling stockholders pursuant to the 2006 Employee Stock Compensation Plan-A. The shares may be offered by the selling stockholders from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Our common stock trades on The Over-The-Counter Bulletin Board under the symbol "IFLB." On __________, the closing sale price of the common stock was $____ per share. Our principal offices are located at 800 Fifth Avenue, Suite 4100, Seattle, WA 98104, and our telephone number is (206) 370-4758.

The securities offered hereby are speculative and involve a high degree of risk and substantial dilution. Only investors who can bear the risk of loss of their entire investment should invest. See "Risk Factors" beginning on page 6

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________.

Risk Factors

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR BUSINESS :

WE HAVE A HISTORY OF LOSSES WHICH MAY CONTINUE, REQUIRING US TO SEEK ADDITIONAL SOURCES OF CAPITAL WHICH MAY NOT BE AVAILABLE, REQUIRING US TO CURTAIL OR CEASE OPERATIONS.

We incurred net losses of $ 33,819,787 for the year ended December 31, 2004 and $ 674,945 for the two-month period ended December 31, 2003. Our monthly burn rate is approximately $250,000 per month and, accordingly, we will need to raise approximately $1,600,000 over the next 12 months in order to sustain our current operations. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. We will continue to incur losses until we are able to market and sell our products. Our possible success is dependent upon the successful development and marketing of our products, as to which there is no assurance. Any future success that we might enjoy will depend upon many factors, including factors out of our control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors. These conditions may have a materially adverse effect upon us or may force us to reduce or curtail operations. In addition, we will require additional funds to sustain and expand our sales and marketing activities, particularly if a well-financed competitor emerges. Based on our current funding arrangement with Golden Gate, upon the effectiveness of the prospectus filed on Form SB-2 with the SEC on February 13, 2006, which will allow Golden Gate to convert its convertible debenture and exercise its warrants and, in turn, provide us with funding, we do not anticipate that we will require additional funds to continue our operations for the next 9 months. In the event that our financing arrangement with Golden Gate is terminated or if we need additional financing, there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

In their report dated April 14, 2005, except for Note 2, 7, 8(G), 9, 10 as to which date is December 16, 2005 , our independent auditors stated that our financial statements for the year ended December 31, 2004 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of cash flow constraint, an accumulated deficit of $ 36,764,861 at December 31, 2004 and recurring losses from operations. We continue to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net losses and stockholders’ deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

WE WILL REQUIRE ADDITIONAL FUNDING TO LAUNCH OUR PHANTOM LAPBOARD AND IF WE ARE UNSUCCESSFUL IN OBTAINING ADDITIONAL FUNDING, WE WILL BE UNABLE TO EXECUTE OUR BUSINESS PLAN AND GO OUT OF BUSINESS.

We will need to obtain additional funding in order to:

▪	fund product development and launch of our Phantom Lapboard;

▪	finance additional growth and working capital requirements;

▪	respond to competitive pressures; and

▪	respond to other opportunities as they arise

We expect that additional equity financing will result in substantial dilution of our stockholders. Debt financing will result in higher interest expense. The amount of any such debt cannot be predicted at this time, nor can our ability to obtain or service such debt be predicted. Moreover, there is no assurance that future equity or debt financing will be available on terms acceptable to us. Failure to obtain additional financing could cause us to go out of business.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, WE ARE UNABLE TO ACCURATELY FORECAST OUR REVENUES, AND A SHORTFALL IN REVENUES COULD CAUSE A MATERIAL ADVERSE EFFECT IN OUR BUSINESS, RESULTS OF OPERATIONS, AND FINANCIAL CONDITION.

We currently intend to increase our operating expenses substantially in order to, among other things:

▪	expand our current operating activities;

▪	fund sales and marketing activities;

▪	manufacture inventory; and

▪	incur capital expenditures.

Our expense levels are based, in part, on our expectations with regard to potential future revenues, and to a large extent such expenses will be fixed, particularly in the short term. To the extent we are not successful in generating such revenues, we may be unable to appropriately adjust spending in a timely manner to compensate for any unexpected revenue shortfall or will have to reduce our operating expenses, causing us to forego potential revenue-generating activities, either of which could cause us to go out of business. In addition, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing or marketing decisions that may adversely affect our revenues. Retail sales revenue is also subject to seasonal fluctuations. These factors add to the difficulty in accurately forecasting revenue.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY AND THE PC ACCESSORY INDUSTRY IS RAPIDLY CHANGING, WE ARE UNABLE TO ACCURATELY FORECAST OUR ACTUAL COSTS OF OPERATIONS, AND INCREASED COSTS OF OPERATIONS COULD CAUSE US TO GO OUT FO BUSINESS.

Because we have a limited operating history and because the PC accessory is characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer demands, our costs may change dramatically over time. For example, in the event that the cost to manufacture the Phantom Lapboard is higher than projected or our manufacturing costs increase dramatically, we may not be able to generate profit, which may cause us to go out of business.

WE WILL DEPEND ON A LIMITED NUMBER OF THIRD PARTIES TO MANUFACTURE, DISTRIBUTE, AND SUPPLY CRITICAL COMPONENTS AND SERVICES FOR THE PHANTOM LAPBOARD. WE MAY BE UNABLE TO OPERATE OUR BUSINESS IF THESE PARTIES DO NOT PERFORM THEIR OBLIGATIONS.

We expect our Phantom Lapboard to be manufactured by a third party contract manufacturer. We expect to rely on sole suppliers for a number of key components for the Phantom Lapboard. We will not control the time and resources that these third parties devote to our business. We cannot be certain that these parties will perform their obligations as expected or that any revenue, cost savings, or other benefits will be derived from the efforts of these parties. If any of these parties breaches or terminates its agreement with us or otherwise fails to perform their obligations in a timely manner, we may be delayed or prevented from commercializing our Phantom Lapboard. Because our relationships with these parties are expected to be non-exclusive, they may also support products and services that compete directly with us, or offer similar or greater support to our competitors. Any of these events could require us to undertake unforeseen additional responsibilities or devote additional resources to commercialize our Phantom Lapboard. This outcome would harm our ability to compete effectively and achieve increased market acceptance and brand recognition.

If our manufacturing relationships are not successful, we may be unable to satisfy demand for our Phantom Lapboard,. The ability of our manufacturers to reach sufficient production volume of the Phantom Lapboard to satisfy anticipated demand is subject to delays and unforeseen problems such as defects, shortages of critical components and cost overruns.

Moreover, our manufacturers will require substantial lead times to produce anticipated quantities of the Phantom Lapboard. Delays, product shortages and other problems could impair our retail distribution and brand image and make it difficult for us to attract customers. In addition, the loss of a manufacturer would require us to identify and contract with alternative sources of manufacturing, which we may be unable to do and which could prove time-consuming and expensive.

WE HAVE LIMITED EXPERIENCE IN OVERSEEING MANUFACTURING PROCESSES AND MANAGING INVENTORY AND FAILURE TO DO SO EFFECTIVELY MAY RESULT IN SUPPLY IMBALANCES OR PRODUCT RECALLS.

We intend to contract the production of the Phantom Lapboard to a third-party manufacturer. We expect to sell these units direct to consumers as well as through retailers and distributors. As part of this effort, we expect to maintain some finished goods inventory of the units throughout the year. Overseeing manufacturing processes and managing inventory are outside of our core business and our experience in these areas is limited. If we fail to effectively oversee the manufacturing process and manage inventory, we may suffer from insufficient inventory to meet consumer demand or excess inventory. Ineffective oversight of the manufacturing process could also result in product recalls.

WE EXPECT TO DISTRIBUTE THE PHANTOM LAPBOARD THROUGH RETAIL DISTRIBUTION AND IF RETAILERS ARE NOT SUCCESSFUL OR ARE UNWILLING TO SELL OUR PRODUCTS, WE MAY BE UNABLE TO SELL TO SUCH BRICK AND MORTAR RETAIL CONSUMERS.

We may depend on retail distribution to sell the Phantom Lapboard. In the event that retailers are reluctant to sell our products or in the event that their proposed financial terms are unacceptable to us, we may be unable to sell to traditional brick and mortar retail consumers, which may cause us to go out of business.

OUR PHANTOM LAPBOARD, WHILE COSTLY TO DEVELOP, MAY FAIL TO GAIN MARKET ACCEPTANCE. IF OUR PHANTOM LAPBOARD DOES NOT GAIN MARKET ACCEPTANCE, WE MAY BE UNABLE TO OPERATE OUR BUSINESS.

Subject to availability of financing, we plan to invest a considerable amount of money and resources in the launch of our Phantom Lapboard. However, our Phantom Lapboard is unproven and may fail to gain market acceptance. Because the market for our Phantom Lapboard is evolving, it is difficult to predict the size of the market and its rate of growth, if any. We cannot assure you that the market for PC accessories will continue to develop or be sustainable. If the market for the Phantom Lapboard fails to develop, develops more slowly than expected or becomes more competitive than is currently expected, we may no be able to keep up and go out of business.

WE MAY BE UNABLE TO ANTICIPATE CHANGES IN CONSUMER DEMANDS, AND IF WE ARE UNABLE TO EFFECTIVELY MEET CONSUMER DEMAND, WE WILL NOT MAKE SALES AND GO OUT OF BUSINESS.

We anticipate that the Phantom Lapboard will appeal primarily to children, teenagers and young adults, whose preferences cannot be predicted with certainty and are subject to rapid change. Our success will depend on our ability to identify gaming and entertainment trends as well as to anticipate, interpret, and react to changing consumer demands in a timely manner.

If we misjudge the market for our Phantom Lapboard, we may not be successful in achieving meaningful revenue, which may lead us to go out of business.

WE WILL FACE COMPETITION FROM A NUMBER OF SOURCES, WHICH MAY IMPAIR OUR REVENUES, INCREASE OUR CUSTOMER ACQUISITION COST, AND HINDER OUR ABILITY TO GENERATE NEW CUSTOMERS.

While we are not aware of any direct competitors to our Phantom Lapboard, we will compete indirectly with a large number of hardware manufacturers, Internet sites, and other companies providing gaming and entertainment services. Our competitors may include hardware manufactures, Internet sites, and other companies providing gaming and entertainment accessories; vertical markets where competitors may have advantages in expertise, brand recognition, and other factors; and manufacturers of personal computers or game consoles who may develop their own accessories to which they would direct their customers.

Our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than ours. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. We cannot be certain that we will be able to successfully compete against current or future competitors. In order to compete effectively, we may need to expend significant internal engineering resources or acquire other technologies or companies to provide or enhance such capabilities. Any of these efforts will take resources we may not have, which may force us to go out of business.

WE DEPEND ON A NUMBER OF KEY PERSONNEL, AND THEIR LOSS MAY CAUSE US TO GO OUT OF BUSINESS.

Our success will depend upon our senior management and technical personnel, particularly Greg Koler, our Chief Executive Officer and Interim Chief Financial Officer. The loss of the services of this or other persons may cause us to go out of business. Our success also depends on our ability to attract and retain qualified technical, sales, marketing, customer support, financial and accounting, and managerial personnel. Competition for such personnel in the PC accessories industry can be intense, and we cannot be certain that we will be able to retain our key personnel or that we can attract, integrate or retain other highly qualified personnel in the future.

WE MAY BE UNABLE TO SUCCESSFULLY MANAGE RAPID GROWTH, AND THE FAILURE TO DO SO COULD HARM OUR BUSINESS.

Subject to availability of financing, we plan to dramatically increase the scope of our operations in both sales and marketing as well as technological development. We expect that we will need to expand and improve our financial and managerial controls, reporting procedures and systems. Rapid growth and expansion in operations will place a significant strain on our managerial, operational and financial resources. Subject to availability of financing, we expect the number of our employees to increase in the future. To successfully compete in the PC accessory industry, we must implement financial and management controls; maintain our reporting systems and procedures; continue to scale our serving systems and upgrade their functional capabilities; and expand, train, retain and manage our work force. We cannot be certain that our systems, procedures or controls will be adequate to support our operations, or that management will be able to respond effectively to growth. Our future results of operations will also depend on the expansion of our sales, marketing and customer support departments.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO SECURE AND PROTECT PATENTS, TRADEMARKS AND OTHER PROPRIETARY RIGHTS.

Our success and ability to compete will be substantially dependent on our internally developed technologies and trademarks, which we plan to protect through a combination of patent, copyright, trade secret and trademark law. Our patent applications or trademark applications may not be approved. Even if they are approved, such patents or trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own such trademarks, our use of such trademarks will be restricted unless we enter into arrangements with such third parties that may be unavailable on commercially reasonable terms.

We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies. The steps we have taken may not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

We may license in the future elements of our trademarks, trade dress and similar proprietary rights to third parties. While we attempt to ensure that the quality of our brand is maintained by these business partners, such partners may take actions that could materially and adversely affect the value of our proprietary rights or our reputation. Our proprietary rights may not be viable or of value in the future since the validity, enforceability and scope of protection of certain proprietary rights is uncertain and still evolving.

WE ARE CURRENTLY IN DEFAULT ON CERTAIN OBLIGATIONS RELATING TO OUR DECEMBER 2004 SECURITIES PURCHASE AGREEMENT RELATING TO THE RESERVATION OF WARRANTS AND ISSUANCE OF SHARES REQUESTED IN DECEMBER 2005 FOR CONVERSION OF THE CONVERTIBLE DEBENTURES. ALTHOUGH THE INVESTORS HAVE NOT DELIVERED A NOTICE OF DEFAULT TO US TO COLLECT PENALTIES, NO ASSURANCE CAN BE GIVEN THAT WE WILL RESOLVE THIS MATTER OR THAT WE WILL NOT BE REQUIRED TO PAY PENALTIES. IF WE DO NOT RESOLVE THIS MATTER, IT COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

We are currently in default on certain obligations relating to our December 2004 Securities Purchase Agreement relating to the reservation of warrants and issuance of shares of our common stock requested by the investors in December 2005 upon delivery of notices of conversion to us with respect to the convertible debentures. We are in negotiation with certain parties representing all of the debtholders to workout payment of penalties and interest, and issuance of the remaining shares subject to the December 2005 conversion request. Although the investors have not delivered a notice of default to us to collect penalties, no assurance can be given that we will resolve this matter or that we will not be required to pay penalties. If we do not resolve this matter, it could result in legal action against us, which could require the sale of substantial assets.

RISKS RELATING TO OUR CURRENT FINANCING ARRANGEMENT :
THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CONVERTIBLE DEBENTURES, AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

As of March 13, 2006, we had 443,722,631 shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 489,604,317 shares of common stock at current market prices, and outstanding warrants to purchase 5,000,0000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the debentures and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE DEBENTURES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

Our obligation to issue shares upon conversion of our convertible debentures is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as of February 10 , 2006 of $0.02.

		Effective	Number	% of
% Below	Price Per	Conversion	of Shares	Outstanding
Market	Share	Price	Issuable	Stock

25%	$.015	$.012	453,333,333	50.68%
50%	$.01	$.008	682,500,000	60.74%
75%	$.005	$.004	1,370,000,000	60.74%

As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE DEBENTURES MAY ENCOURAGE INVESTORS TO MAKE SHORT SALES IN OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

Golden Gate is contractually required to exercise its warrants on a concurrent basis. The issuance of shares in connection with the exercise of the warrants and conversion of the convertible debentures results in the issuance of shares at an effective 20% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE CONVERTIBLE DEBENTURES AND EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholder may not convert its convertible debentures and/or exercise their warrants if such conversion or exercise would cause them to own more than 9.99% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholder could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

IF WE ARE UNABLE TO ISSUE SHARES OF COMMON STOCK UPON CONVERSION OF THE CONVERTIBLE DEBENTURE FOR ANY REASON, WE ARE REQUIRED TO PAY PENALTIES TO GOLDEN GATE, REDEEM THE CONVERTIBLE DEBENTURE AT 130% AND/OR COMPENSATE GOLDEN GATE FOR ANY BUY-IN THAT IT IS REQUIRED TO MAKE.

If we are unable to issue shares of common stock upon conversion of the convertible debenture as a result of our inability to increase our authorized shares of common stock or as a result of any other reason, we are required to:

▪
pay late payments to Golden Gate for late issuance of common stock upon conversion of the convertible debenture, in the amount of $100 per business day after the delivery date for each $10,000 of convertible debenture principal amount being converted or redeemed.

▪
in the event we are prohibited from issuing common stock, or fail to timely deliver common stock on a delivery date, or upon the occurrence of an event of default, then at the election of Golden Gate, we must pay to Golden Gate a sum of money determined by multiplying up to the outstanding principal amount of the convertible debenture designated by Golden Gate by 130%, together with accrued but unpaid interest thereon.

▪
if ten days after the date we are required to deliver common stock to Golden Gate pursuant to a conversion, Golden Gate purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by Golden Gate of the common stock which it anticipated in receiving upon such conversion (a "Buy-In"), then we are required to pay in cash to Golden Gate the amount by which its total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds the aggregate principal and/or interest amount of the convertible debenture for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full.

In the event that we are required to pay penalties to Golden Gate or redeem the convertible debentures held by Golden Gate, we may be required to curtail or cease our operations.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING CONVERTIBLE DEBENTURES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE CONVERTIBLE DEBENTURES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

In January 2006, we entered into a Securities Purchase Agreement for the sale of an aggregate of $50,000 principal amount of convertible debentures, which are presently outstanding. The convertible debentures are due and payable, with 5¼ % interest, three years from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default could require the early repayment of the convertible debentures at a price equal to 130% of the amount due under the debentures. We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

RISKS RELATING TO OUR COMMON STOCK :

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

▪	that a broker or dealer approve a person's account for transactions in penny stocks; and

▪	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

▪	obtain financial information and investment experience objectives of the person; and

▪
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

▪	sets forth the basis on which the broker or dealer made the suitability determination; and

▪	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Selling Stockholders

The persons that may offer shares of our common stock pursuant to this prospectus are persons who may be granted shares of common stock under our 2006 Employee Stock Compensation Plan and who currently are "affiliates" of our company by virtue of their status as officers and/or directors. All of the shares of common stock offered pursuant to this prospectus are being offered for the account of the selling stockholders.

 We will, from time to time, supplement this prospectus in order to reflect grants under the plan and/or to name grantees who are officers and/or directors as selling stockholders.

We will not receive any proceeds from the resale of the common stock by the selling stockholders.

Plan of Distribution

The selling stockholders are offering the shares of common stock for their own account, and not for the account of our company. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

 From time to time, for their own accounts, selling stockholders may sell shares directly to purchasers or through agents, brokers, dealers or underwriters. Such agents, brokers, dealers or underwriters may receive concessions or commissions that exceed customary commissions from the selling stockholders or purchasers of the shares. Sales of the shares may be made in one or more transactions through the Over-The-Counter Bulletin Board, in privately negotiated transactions or otherwise. Sales may be made at the market price at the time of sale, a price related to the market price or a negotiated price.

 Any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

 Under the Exchange Act and its regulations, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and its rules and regulations, including Regulation M, which may limit the timing of purchases and sales of our common stock by the selling stockholder.

 To the extent required, we will use our best efforts to file, during any period in which offers or sales are being made, one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to the information in this prospectus.

Information Incorporated by Reference

The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly-filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed by the Registrant with the SEC are incorporated herein by reference:

▪	Annual report on Form 10-KSB for the year ended December 31, 2004 (as amended by Form 10-KSB/A filed December 20, 2005 and Form 10-KSB/A filed February 10, 2006)

▪	Quarterly report on Form 10-QSB for the quarter ended March 31, 2005 (as amended by Form 10-QSB filed December 20, 2005)

▪	Quarterly report on Form 10-QSB for the quarter ended June 30, 2005 (as amended by Form 10-QSB filed December 21, 2005)

▪	Quarterly report on Form 10-QSB for the quarter ended September 30, 2005

▪
Form 8-Ks filed with the SEC in 2005 on January 5 (as amended by Form 8-K/A filed May 11, 2005 and Form 8-K/A filed December 28, 2005), January 14, January 28, July 14, July 15, August 4, August 19, October 28 and November 18 (as amended by Form 8-K/As filed November 21 and November 25, 2005)

▪	Form 8-Ks filed with the SEC in 2006 on January 13 and January 31

▪
The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form SB-2 filed with the SEC on January 28, 2003 under the caption “Description on Securities” and incorporated by reference in the Registrant’s Form 8-A filed on January 31, 2003.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in but not delivered with this prospectus, other than exhibits to such documents. Any such requests may be made to the Registrant at 800 Fifth Avenue, Suite 4100, Seattle, Washington 98104, telephone (206) 370-4758, Attention: Greg Koler, CEO.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our Certificate of Incorporation, as amended, provides to the fullest extent permitted by Delaware law, a director or officer of our company shall not be personally liable to our company or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision is to eliminate the right of our company and its shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Additional Information Available to You

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's Internet site at http://www.sec.gov. Our common stock is quoted for trading on The Over-The-Counter Bulletin Board.

No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

__________ SHARES OF COMMON STOCK

PROSPECTUS

______ _, 2006

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by it with the SEC:

▪	Annual report on Form 10-KSB for the year ended December 31, 2004 (as amended by Form 10-KSB/A filed December 20, 2005 and Form 10-KSB/A filed February 10, 2006)

▪	Quarterly report on Form 10-QSB for the quarter ended March 31, 2005 (as amended by Form 10-QSB filed December 20, 2005)

▪	Quarterly report on Form 10-QSB for the quarter ended June 30, 2005 (as amended by Form 10-QSB filed December 21, 2005)

▪	Quarterly report on Form 10-QSB for the quarter ended September 30, 2005

▪
Form 8-Ks filed with the SEC in 2005 on January 5 (as amended by Form 8-K/A filed May 11, 2005 and Form 8-K/A filed December 28, 2005), January 14, January 28, July 14, July 15, August 4, August 19, October 28 and November 18 (as amended by Form 8-K/As filed November 21 and November 25, 2005)

▪	Form 8-Ks filed with the SEC in 2006 on January 13 and January 31

▪
The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form SB-2 filed with the SEC on January 28, 2003 under the caption “Description on Securities” and incorporated by reference in the Registrant’s Form 8-A filed on January 31, 2003.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors. The Registrant's Bylaws provide that the Registrant shall indemnify, and may advance certain expenses to, its officers and directors under certain circumstances. The Registrant has entered into indemnification agreements with certain directors and executive officers. Neither the Bylaws nor indemnification agreements limit liability of the indemnified individuals.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT NUMBER	EXHIBIT

4.1	Article II of the By-laws of Infinium Labs, Inc. (Incorporated by reference to to the Company's Form SB-2 filed on August 20, 2001)

5.1	Opinion of Eilenberg & Krause LLP

23.1	Consent of Eilenberg & Krause LLP (contained in Exhibit 5.1)

23.2	Consent of Webb & Company, P.A

24.1	Power of Attorney (included in the Signature Page)

99.1	2006 - Employee Stock Compensation Plan-A

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on March 10, 2006.

INFINIUM LABS, INC.

By:	/s/ Greg Koler
Greg Koler Chief Executive Officer and Interim Chief Financial Officer (Principal Executive, Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Greg Koler his or her true and lawful attorney in fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Greg Koler	Chief Executive Officer, Interim Chief Financial Officer (Principal Executive,	March 10, 2006
Greg Koler	Financial and Accounting Officer) and Director
/s/ Timothy M. Roberts	Chairman of the Board	March 10, 2006
Timothy M. Roberts
/s/ Richard Angelotti	Director	March 10, 2006
Richard Angelotti

EXHIBIT NUMBER	EXHIBIT

4.1	Article II of the By-laws of Infinium Labs, Inc. (Incorporated by reference to to the Company's Form SB-2 filed on August 20, 2001)

5.1	Opinion of Eilenberg & Krause LLP

23.1	Consent of Eilenberg & Krause LLP (contained in Exhibit 5.1)

23.2	Consent of Webb & Company, P.A

24.1	Power of Attorney (included in the Signature Page)

99.1	2006 - Employee Stock Compensation Plan-A